Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Third Quarter 2025 Results and

Declares Dividend for Fourth Quarter of 2025

HOUSTON, November 5, 2025 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported operational and financial results for the third quarter of 2025 and declared a fourth quarter 2025 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow and Net Debt, which are described and reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Key highlights for the third quarter of 2025 and through the date of this press release include:

●	Increased production to 35.6 thousand barrels of oil equivalent per day (“MBoe/d”) (49% liquids), near the high end of guidance;
●	Reduced lease operating expenses (“LOE”) per barrel of oil equivalent (“Boe”) by 8% compared with second quarter of 2025 to $23.27 per Boe, or an absolute cost of $76.2 million, near the midpoint of guidance;
●	Reported net loss of $71.5 million, or $(0.48) per diluted share which was significantly impacted by a non-cash valuation allowance of $59.9 million against the Company’s deferred tax assets;
●	Adjusted Net Loss totaled $7.3 million, or $(0.05) per diluted share which excludes the valuation allowance and the unrealized loss on commodity derivatives and related tax effect;
●	Grew Adjusted EBITDA by 11% over the second quarter of 2025 to $39.0 million;
●	Generated net cash flow from operating activities of $26.5 million;
●	Increased unrestricted cash and cash equivalents to $124.8 million and reported total debt of $350.4 million and Net Debt of $225.6 million at September 30, 2025;
●	Paid eighth consecutive quarterly dividend of $0.01 per common share in August 2025; and
●	Declared fourth quarter 2025 dividend of $0.01 per share, which will be payable on November 26, 2025 to stockholders of record on November 19, 2025.

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We remain committed to executing our strategic vision and are delivering strong results, including production growth of 6% and Adjusted EBITDA growth of 11% quarter-over-quarter. In addition, we continue to grow our cash position and reduce our Net Debt, which is down almost $60 million from year-end 2024. Operationally, we have seen strong production since bringing on the remaining two fields from the Cox acquisition, which has allowed us to increase production each quarter thus far in 2025. Acquisitions remain a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to successfully operate for over 40 years. Our balance sheet has continued to strengthen in 2025 with the successful issuance of new 10.75% Notes, a new revolving credit facility and material cash additions through a non-core disposition and an insurance settlement. We have approximately $125 million in cash on our balance sheet and remain prepared to take advantage of potential acquisitions.”

Production, Prices and Revenue: Production for the third quarter of 2025 was 35.6 MBoe/d, near the high end of the Company’s third quarter guidance, and an increase of 6% compared with 33.5 MBoe/d for the second quarter of 2025 and an increase of 15% compared with 31.0 MBoe/d for the corresponding period in 2024. Third quarter 2025 production was comprised of 14.3 thousand barrels per day (“MBbl/d”) of oil (40%), 3.1 MBbl/d of natural gas liquids (“NGLs”) (9%), and 111.6 million cubic feet per day (“MMcf/d”) of natural gas (51%). Production has increased 17% from first quarter of 2025 to third quarter of 2025. This highlights the impact of the Cox fields coming online and W&T’s inventory of high return workover projects on its existing assets.

W&T’s average realized price per Boe before realized derivative settlements was $38.33 per Boe in the third quarter of 2025, a decrease of 2% from $39.16 per Boe in the second quarter of 2025 and 9% from $41.92 per Boe in the third quarter of 2024. Third quarter 2025 oil, NGL and natural gas prices before realized derivative settlements were $64.62 per barrel of oil, $14.29 per barrel of NGL and $3.68 per Mcf of natural gas.

Revenues for the third quarter of 2025 were $127.5 million, which was 4% higher than second quarter of 2025 revenues of $122.4 million due to higher production volumes, which were partially offset by lower realized prices. Third quarter 2025 revenues were higher by 5% compared to $121.4 million of revenues in the third quarter of 2024 due to higher production volumes offset by lower realized prices.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $76.2 million in the third quarter of 2025, which was near the midpoint of the Company’s guidance range. While LOE for the third quarter of 2025 was essentially flat with $76.9 million in the second quarter of 2025, on a per barrel basis, LOE was lower by 8%. LOE for the third quarter of 2025 was higher than the $72.4 million for the corresponding period in 2024 primarily due to higher base operating expenses, insurance premiums and workover expenses associated with increased production. On a component basis for the third quarter of 2025, base LOE and insurance premiums were $62.4 million, workovers were $2.6 million, and facilities maintenance and other expenses were $11.2 million. On a unit of production basis, LOE was $23.27 per Boe in the third quarter of 2025. This was lower than $25.20 per Boe for the second quarter of 2025 and $25.37 per Boe for the corresponding period in 2024.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $5.8 million ($1.78 per Boe) in the third quarter of 2025, compared to $5.5 million ($1.80 per Boe) in the second quarter of 2025 and $6.1 million ($2.15 per Boe) in the third quarter of 2024.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $8.73 per Boe in the third quarter of 2025. This compares to $8.67 per Boe and $11.99 per Boe for the second quarter of 2025 and the third quarter of 2024, respectively. The decrease in the DD&A rate per Boe for the third quarter of 2025 compared to the same period in 2024 was driven by the revaluation of W&T’s underlying asset base associated with the mid-year 2025 reserve report.

Asset Retirement Obligations Accretion: Asset retirement obligations accretion was $2.44 per Boe in the third quarter of 2025. This compares to $2.84 per Boe and $2.75 per Boe for the second quarter of 2025 and the third quarter of 2024, respectively.

General & Administrative Expenses (“G&A”): G&A was $21.5 million ($18.0 million related to cash G&A) for the third quarter of 2025, which increased from $17.7 million in the second quarter of 2025 and $19.7 million in the third quarter of 2024. These increases between periods was primarily due to an increase in non-cash stock-based compensation expense after the grant in the second quarter of 2025 was fully realized in the third quarter of 2025. Cash G&A was relatively consistent on a quarter-over-quarter basis. On a unit of production basis, G&A was $6.57 per Boe in the third quarter of 2025 compared to $5.79 per Boe in the second quarter of 2025 and $6.91 per Boe in the corresponding period of 2024.

Derivative Gain, net: In the third quarter of 2025, W&T recorded a net gain of $4.1 million related to commodity derivative contracts comprised of $9.7 million of realized gains, which includes $7.6 million of proceeds from the monetization of the Company’s natural gas costless collar, and $5.6 million of unrealized loss related to the decrease in fair value of open contracts. W&T recognized a net gain of $12.0 million in the second quarter of 2025 and a net gain of $3.2 million in the third quarter of 2024 related to commodity derivative activities.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense: Net interest expense in the third quarter of 2025 was $9.0 million, flat with $9.0 million in the second quarter of 2025 and lower than $10.0 million in the third quarter of 2024. The decrease from the same period in 2024 reflects the impact of the Company’s debt refinancing in January 2025.

Income Tax Expense (Benefit): W&T recognized an income tax expense of $56.0 million in the third quarter of 2025 related to a $59.9 million valuation allowance against the Company’s deferred tax assets. This compares to the recognition of an income tax benefit of $2.4 million in the second quarter of 2025 and $4.5 million in the third quarter of 2024.

Balance Sheet and Liquidity: As of September 30, 2025, W&T had available liquidity of $174.8 million comprised of $124.8 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s new revolving credit facility. As of September 30, 2025, the Company had total debt of $350.4 million and Net Debt of $225.6 million, which has decreased $58.6 million from $284.2 million at December 31, 2024. As of September 30, 2025, Net Debt to trailing twelve months Adjusted EBITDA was 1.6x.

Capital Expenditures and Asset Retirement Obligation Settlements: Capital expenditures on an accrual basis in the third quarter of 2025 were $22.5 million, and asset retirement obligation settlement costs totaled $8.9 million. The increase in capital expenditures in the third quarter of 2025 was driven by recompletion and facility capital work to bring online and increase production at multiple fields related to the 2024 Cox acquisition. These capital expenditures contributed positively to W&T’s production and aided in the quarter over quarter increase to production. For the nine months ended September 30, 2025, capital expenditures on an accrual basis totaled $41.5 million and asset retirement obligation settlement costs totaled $24.9 million.

The Company’s revised expectation for full year capital expenditures guidance is between $57 million and $63 million, which excludes potential acquisition opportunities. The forecasted increase in capital expenditures is mainly due to final investment decisions in the third quarter to lay new pipelines which are expected to lower future transportation costs and enhance production and value.

Cash Dividend Policy

The Company paid its third quarter 2025 dividend of $0.01 per share on August 25, 2025 to stockholders of record on August 18, 2025.

The Board of Directors declared a fourth quarter 2025 dividend of $0.01 per share which is to be paid on November 26, 2025 to stockholders of record on November 19, 2025.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the third quarter of 2025, W&T performed five low cost, low risk workovers and three recompletions that exceeded expectations and positively impacted production and revenue for the quarter. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Fourth Quarter and Full Year 2025 Production and Expense Guidance

The guidance for the fourth quarter and full year 2025 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance. In conjunction with the pipeline-related increase in capital expenditures, the Company is lowering gathering, transportation and production taxes guidance for full year 2025 to $24.0 – $26.0 million primarily due to lesser reliance on third-party midstream infrastructure. Also, full year 2025 guidance for DD&A is reduced to $11.50 – $12.50 per Boe.

Production	Fourth Quarter 2025	Full Year 2025
Oil (MBbl)	1,270 – 1,410	5,150 ‒ 5,690
NGLs (MBbl)	350 – 390	1,020 ‒ 1,140
Natural gas (MMcf)	9,150 – 10,100	34,880 ‒ 38,560
Total equivalents (MBoe)	3,145 – 3,483	11,983 – 13,257
Average daily equivalents (MBoe/d)	34.2 – 37.9	32.8 – 36.3

Expenses	Fourth Quarter 2025	Full Year 2025
Lease operating expense ($MM)	71.0 – 79.0	280.0 – 310.0
Gathering, transportation & production taxes ($MM)	7.5 – 8.4	24.0 – 26.0
General & administrative – cash ($MM)	16.0 – 17.7	62.0 – 69.0
DD&A and accretion ($ per Boe)		11.50 – 12.50

W&T expects substantially all income taxes in 2025 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Thursday, November 6, 2025 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of September 30, 2025, the Company had working interests in 50 fields in federal and state waters (which include 43 fields in federal waters and seven in state waters). The Company has under lease approximately 624,700 gross acres (486,900 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 477,200 gross acres on the conventional shelf, approximately 141,900 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the outcomes and impact of ongoing litigation, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Revenues:
Oil	$84,131	$80,014	$90,862	$251,861	$308,842
NGLs	4,000	4,715	5,636	13,487	21,265
Natural gas	37,400	34,802	23,148	107,311	66,674
Other	1,984	2,836	1,726	7,090	8,135
Total revenues	127,515	122,367	121,372	379,749	404,916

Operating expenses:
Lease operating expenses	76,215	76,924	72,412	224,151	217,229
Gathering, transportation and production taxes	5,818	5,499	6,147	16,976	22,265
Depreciation, depletion, and amortization	28,580	26,446	34,206	87,917	104,817
Asset retirement obligations accretion	8,002	8,681	7,848	25,075	24,217
General and administrative expenses	21,510	17,670	19,723	59,337	61,592
Total operating expenses	140,125	135,220	140,336	413,456	430,120

Operating loss	(12,610)	(12,853)	(18,964)	(33,707)	(25,204)

Interest expense, net	8,998	9,005	9,992	27,495	30,228
Loss on extinguishment of debt	—	—	—	15,015	—
Derivative gain, net	(4,108)	(12,047)	(3,199)	(13,398)	(5,702)
Other (income) expense, net	(2,017)	13,455	15,709	11,122	22,189
Loss before income taxes	(15,483)	(23,266)	(41,466)	(73,941)	(71,919)
Income tax expense (benefit)	55,991	(2,382)	(4,545)	48,994	(8,136)
Net loss	$(71,474)	$(20,884)	$(36,921)	$(122,935)	$(63,783)

Net loss per common share (basic and diluted)	$(0.48)	$(0.14)	$(0.25)	$(0.83)	$(0.43)

Weighted average common shares outstanding (basic and diluted)	148,589	147,847	147,206	148,015	147,002

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net sales volumes:
Oil (MBbls)	1,302	1,259	1,210	3,791	3,992
NGLs (MBbls)	280	245	262	725	939
Natural gas (MMcf)	10,159	9,285	8,289	27,328	25,791
Total oil and natural gas (MBoe) (1)	3,275	3,052	2,854	9,071	9,230

Average daily equivalent sales (MBoe/d)	35.6	33.5	31.0	33.2	33.7

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$64.62	$63.55	$75.09	$66.44	$77.37
NGLs ($/Bbl)	14.29	19.24	21.51	18.60	22.65
Natural gas ($/Mcf)	3.68	3.75	2.79	3.93	2.59
Barrel of oil equivalent ($/Boe)	38.33	39.16	41.92	41.08	42.99

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$23.27	$25.20	$25.37	$24.71	$23.54
Gathering, transportation and production taxes	1.78	1.80	2.15	1.87	2.41
Depreciation, depletion, and amortization	8.73	8.67	11.99	9.69	11.36
Asset retirement obligations accretion	2.44	2.84	2.75	2.76	2.62
General and administrative expenses	6.57	5.79	6.91	6.54	6.67

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$124,795	$109,003
Restricted cash	1,552	1,552
Receivables:
Oil and natural gas sales	57,280	63,558
Joint interest, net	28,118	25,841
Prepaid expenses and other current assets	17,506	18,504
Total current assets	229,251	218,458

Oil and natural gas properties and other, net	678,671	777,741
Restricted deposits for asset retirement obligations	23,019	22,730
Deferred income taxes	—	48,808
Other assets	29,685	31,193
Total assets	$960,626	$1,098,930

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$89,438	$83,625
Accrued liabilities	18,928	33,271
Undistributed oil and natural gas proceeds	54,582	53,131
Advances from joint interest partners	2,395	2,443
Current portion of asset retirement obligations	34,528	46,326
Current portion of long-term debt, net	8,600	27,288
Total current liabilities	208,471	246,084

Asset retirement obligations	531,493	502,506
Long-term debt, net	341,843	365,935
Other liabilities	17,515	16,182

Commitments and contingencies	33,791	20,800

Shareholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	603,140	595,407
Retained deficit	(751,462)	(623,819)
Treasury stock	(24,167)	(24,167)
Total shareholders’ deficit	(172,487)	(52,577)
Total liabilities and shareholders’ deficit	$960,626	$1,098,930

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Operating activities:
Net loss	$(71,474)	$(20,884)	$(36,921)	$(122,935)	$(63,783)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	36,582	35,127	42,054	112,992	129,034
Share-based compensation	3,536	2,874	1,956	8,497	6,374
Amortization of debt issuance costs	766	740	1,109	2,605	3,445
Loss on extinguishment of debt	—	—	—	15,015	—
Derivative gain, net	(4,108)	(12,047)	(3,199)	(13,398)	(5,702)
Derivative cash receipts, net	11,254	8,241	1,208	14,169	6,165
Deferred income expense (benefit)	56,637	(2,312)	(4,545)	48,808	(8,136)
Changes in operating assets and liabilities:
Accounts receivable	3,895	2,041	21,913	4,001	(2,557)
Prepaid expenses and other current assets	(111)	238	2,502	674	(3,242)
Accounts payable, accrued liabilities and other	(1,545)	26,151	(2,962)	5,748	22,602
Asset retirement obligation settlements	(8,895)	(12,207)	(8,347)	(24,873)	(20,344)
Net cash provided by operating activities	26,537	27,962	14,768	51,303	63,856

Investing activities:
Investment in oil and natural gas properties and equipment	(21,794)	(10,422)	(9,577)	(38,881)	(23,233)
Acquisition of property interests	—	(311)	—	(711)	(80,635)
Proceeds from sale of oil and natural gas properties	—	(19)	—	11,916	—
Insurance proceeds	—	—	—	58,500	—
Purchases of furniture, fixtures and other	(7)	(11)	(69)	(121)	(166)
Distribution from unconsolidated affiliate	927	—	—	927	—
Net cash (used in) provided by investing activities	(20,874)	(10,763)	(9,646)	31,630	(104,034)

Financing activities:
Proceeds from issuance of long-term debt	—	—	—	350,000	—
Repayments of long-term debt	(275)	(275)	(275)	(384,814)	(825)
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	541	—	—	(5,348)	—
Premium payments and debt extinguishment costs	—	—	—	(10,230)	—
Debt issuance costs	—	(436)	(174)	(11,478)	(579)
Payment of dividends	(1,515)	(1,499)	(1,473)	(4,507)	(4,427)
Other	(342)	(199)	(31)	(764)	(785)
Net cash used in financing activities	(1,591)	(2,409)	(1,953)	(67,141)	(6,616)
Change in cash, cash equivalents and restricted cash	4,072	14,790	3,169	15,792	(46,794)
Cash, cash equivalents and restricted cash, beginning of period	122,275	107,485	127,792	110,555	177,755
Cash, cash equivalents and restricted cash, end of period	$126,347	$122,275	$130,961	$126,347	$130,961

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA” and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Loss to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include loss on extinguishment of debt, unrealized commodity derivative (gain) loss, net, allowance for credit losses, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net loss of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(71,474)	$(20,884)	$(36,921)	$(122,935)	$(63,783)
Selected items:
Loss on extinguishment of debt	—	—	—	15,015	—
Unrealized commodity derivative (gain) loss, net	5,583	(2,554)	(1,829)	2,147	(213)
Allowance for credit losses	156	197	10	508	440
Non-recurring legal and IT-related costs	(52)	48	(22)	524	4,938
Non-ARO P&A costs	—	13,856	16,627	13,659	23,688
Other	(272)	(47)	(633)	(390)	(543)
Total selected items before tax	5,415	11,500	14,153	31,463	28,310
Tax effect of selected items (1)	(1,137)	(2,415)	(2,972)	(6,607)	(5,945)
Total selected items, net of tax	4,278	9,085	11,181	24,856	22,365
Impact of valuation adjustments	59,930	1,778	1,929	63,488	5,792
Adjusted net loss	$(7,266)	$(10,021)	$(23,811)	$(34,591)	$(35,626)

Adjusted net loss per common share (basic and diluted)	$(0.05)	$(0.07)	$(0.16)	$(0.23)	$(0.24)

Weighted average shares outstanding (basic and diluted)	148,589	147,847	147,206	148,015	147,002

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net loss plus net interest expense, loss on extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative (gain) loss, allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, ARO settlements and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net loss, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(71,474)	$(20,884)	$(36,921)	$(122,935)	$(63,783)
Interest expense, net	8,998	9,005	9,992	27,495	30,228
Loss on extinguishment of debt	—	—	—	15,015	—
Income tax expense (benefit)	55,991	(2,382)	(4,545)	48,994	(8,136)
Depreciation, depletion and amortization	28,580	26,446	34,206	87,917	104,817
Asset retirement obligations accretion	8,002	8,681	7,848	25,075	24,217
Unrealized commodity derivative (gain) loss, net	5,583	(2,554)	(1,829)	2,147	(213)
Allowance for credit losses	156	197	10	508	440
Non-cash incentive compensation	3,536	2,874	1,956	8,497	6,374
Non-recurring legal and IT-related costs	(52)	48	(22)	524	4,938
Non-ARO P&A costs	—	13,856	16,627	13,659	23,688
Other	(272)	(47)	(633)	(390)	(543)
Adjusted EBITDA	$39,048	$35,240	$26,689	$106,506	$122,027

Capital expenditures, accrual basis (1)	$(22,542)	$(10,445)	$(4,461)	$(41,459)	$(16,398)
Asset retirement obligation settlements	(8,895)	(12,207)	(8,347)	(24,873)	(20,344)
Interest expense, net	(8,998)	(9,005)	(9,992)	(27,495)	(30,228)
Free Cash Flow	$(1,387)	$3,583	$3,889	$12,679	$55,057

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(21,794)	$(10,422)	$(9,577)	$(38,881)	$(23,233)
Less: acquisition related expenditures included in investment in oil and natural gas properties and equipment	—	—	(4,929)	—	(4,929)
Less: change in accrual for capital expenditures	748	23	(187)	2,578	(1,906)
Capital expenditures, accrual basis	$(22,542)	$(10,445)	$(4,461)	$(41,459)	$(16,398)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended			Nine Months
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$26,537	$27,962	$14,768	$51,303	$63,856
Allowance for credit losses	156	197	10	508	440
Amortization of debt issuance costs	(766)	(740)	(1,109)	(2,605)	(3,445)
Non-recurring legal and IT-related costs	(52)	48	(22)	524	4,938
Current tax (benefit) expense (1)	(646)	(70)	—	186	—
Change in derivatives receivable (payable) (1)	(1,563)	1,252	162	1,376	(676)
Non-ARO P&A costs	—	13,856	16,627	13,659	23,688
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(2,239)	(28,430)	(21,488)	(10,423)	(16,803)
Capital expenditures, accrual basis	(22,542)	(10,445)	(4,426)	(41,459)	(16,398)
Other	(272)	(47)	(633)	(390)	(543)
Free Cash Flow	$(1,387)	$3,583	$3,889	$12,679	$55,057

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax expense (benefit):
Income tax expense (benefit)	$55,991	$(2,382)	$(4,545)	$48,994	$(8,136)
Less: Deferred income expense (benefit)	56,637	(2,312)	(4,545)	48,808	(8,136)
Current tax (benefit) expense:	$(646)	$(70)	$—	$186	$—

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$—	$1,563	$(405)	$—	$(405)
Derivatives payable (receivable), beginning of period	(1,563)	(311)	567	1,376	(271)
Change in derivatives receivable (payable)	$(1,563)	$1,252	$162	$1,376	$(676)

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654